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Corporate Communications	Investor Relations
GameStop Corp.	GameStop Corp.
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GAMESTOP APPOINTS NEW CHIEF FINANCIAL OFFICER

David W. Carlson to retire in 2010, Catherine R. Smith Named CFO

GRAPEVINE, Texas—August 24, 2009-- GameStop Corp. (NYSE:GME), the world’s largest video game and entertainment software retailer, today announced that David W. Carlson, GameStop's founding Executive Vice President and CFO, will retire effective March 1, 2010. Carlson, who has helped guide the company through multiple mergers and acquisitions, has been with GameStop since its inception in 1996.

Catherine R. (Cathy) Smith, a seasoned executive with an exceptional record with public companies, joins GameStop today as Executive Vice President and Chief Financial Officer. Most recently she served as Executive Vice President and CFO of Dallas-based Centex Corporation. Smith has also served as CFO of Kennametal, Inc., a global supplier of tooling, engineering components and advanced materials; Bell Systems, a business segment of Textron; and the Intelligence and Information Systems Business of Raytheon Company.

"To leverage David’s experience, he will take an active part in the transition”, indicated Daniel D. DeMatteo, Chief Executive Officer of GameStop. “David has been one of my closest partners at GameStop. We have shared the difficulties of a small start-up and the accomplishments associated with the building of a multi-billion dollar company. He is committed to a smooth transition of this important role.”

“With Cathy’s appointment, we are pleased to bring in an executive of her caliber to our leadership team. I have the highest confidence that her skills and experience will deliver continued contributions toward our objectives of revenue growth, operational efficiency and profitability,” DeMatteo added.

ABOUT GAMESTOP

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,333 retail stores in 17 countries worldwide. The company also operates an e-commerce site, GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.